Exhibit 99.1

U.S. Well Services Regains Compliance with Nasdaq Minimum Bid Price Requirement

HOUSTON, February 23, 2021 (GLOBE NEWSWIRE) - U.S. Well Services, Inc. (Nasdaq: USWS) (the “Company”) a market leader in electric fracture stimulation services, today announced that it received written notice from the Nasdaq Stock Market LLC (“Nasdaq”) on February 22, 2021 confirming that the Company has regained compliance with Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”) and that it is in compliance with other applicable requirements as required for listing on the Nasdaq.  Accordingly, the Panel has determined to continue the listing of the Company’s securities on Nasdaq.

The Nasdaq Hearings Panel has determined to impose a monitoring period, pursuant to Listing Rule 5815(d)(4)(A), until August 23, 2021 (the “Panel Monitor”).  During the Panel Monitor, the Company shall be under an obligation to notify the Panel in writing, in the event of a closing bid price below $1.00 on any trading day, and in the event the Company falls out of compliance with any other applicable listing requirement.  Should the Company evidence a closing bid price of less than $1.00 per share for 30 consecutive trading days at any point during the Panel Monitor, the Panel (or a newly convened panel if the initial panel is unavailable) will provide written notice to the Company that it will promptly conduct a hearing with regards to this deficiency. The Company would then have the opportunity to respond/present to the Panel as provided by Listing Rule 5815(d)(4)(A). For further information regarding Nasdaq’s written notice to the Company, including detail regarding the Panel Monitor, please see the Company’s Current Report on Form 8-K that the Company is simultaneously filing with the Securities and Exchange Commission.

About U.S. Well Services, Inc.

U.S. Well Services, Inc. is a leading provider of hydraulic fracturing services and a market leader in electric fracture stimulation. The Company’s patented electric frac technology provides one of the first fully electric, mobile well stimulation systems powered by locally-supplied natural gas, including field gas sourced directly from the wellhead. The Company’s electric frac technology dramatically decreases emissions and sound pollution while generating exceptional operational efficiencies, including significant customer fuel cost savings versus conventional diesel fleets. For more information visit: www.uswellservices.com. Information on our website is not part of this release.

Contacts:

U.S. Well Services

Josh Shapiro

Vice President, Finance and Investor Relations

IR@uswellservices.com

Dennard Lascar Investor Relations

(713) 529-6600

USWS@dennardlascar.com

Source: U.S. Well Services, Inc.